Exhibit 99.1

WAUSAU PAPER ANNOUNCES

CLOSURE OF BRAINERD, MINNESOTA, MILL

MOSINEE, WI – February 21, 2013 – Wausau Paper (NYSE:WPP) today announced the closure of the Company’s technical specialty paper mill in Brainerd, Minnesota, to occur early in the second quarter of 2013.  The closure will affect approximately 130 employees.

Pre-tax closure charges are estimated to be $47 million, with non-cash charges, primarily related to the write-down of long-lived assets, accounting for approximately $44 million of the total.  First quarter, pre-tax closure charges of approximately $36 million are expected with the remaining charges occurring over the balance of 2013.  After considering income tax liabilities and the anticipated reduction in working capital, the cash impact of the closure is expected to be neutral on a cumulative basis.

The Company recently announced its intent to strategically reposition the company to focus on its Tissue business.  A range of alternatives for the divestiture of the technical specialty business have been explored.  It has become clear that Brainerd will not contribute to those alternatives and the closure will significantly improve the continuing Paper segment operating results.

Hank Newell, president and CEO commented on the closure, “A number of factors, including our accelerated exit from the print business, protracted global economic weakness and recent competitive paper capacity additions in Asia have impacted the viability of the Brainerd operations and created operational losses from the mill that were unsustainable.  Our employees and the community of Brainerd have done all we have asked in our efforts to create a long-term viable operation and we thank them for their support.”

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products and technical specialty papers for industrial, commercial and consumer end markets.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2011.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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